                                                                    EXHIBIT 4.11

                         REGISTRATION RIGHTS AGREEMENT
                         -----------------------------


          This Registration Rights Agreement (the "AGREEMENT"), dated as of February 26, 1997, is entered into by and among Genesys Telecommunications Laboratories, a California corporation (the "COMPANY"), the holders of Series A Preferred Stock of the Company (the "SERIES A HOLDERS"), the holders of Series B Preferred Stock of the Company (the "SERIES B HOLDERS"), the purchasers of Series C Preferred Stock of the Company (the "SERIES C HOLDERS") pursuant to a Series C Preferred Stock and Warrant Purchase Agreement and a Securities Purchase Agreement (the "SERIES C AGREEMENTS") approved by the Company's Board of Directors, and the purchaser of Common Stock of the Company (the "COMMON HOLDER") pursuant to a Stock Exchange Agreement (the "STOCK EXCHANGE AGREEMENT") approved by the Company's Board of Directors. Such Series A Holders, Series B Holders, Series C Holders and Common Holder (the "Purchasers") are listed on Exhibit A attached hereto.

                                R E C I T A L S
                                ---------------

     A. All of the Series A Holders and the Company are parties to the Series A Preferred Stock Purchase Agreement dated March 29, 1996 (the "SERIES A AGREEMENT").

     B. All of the Series B Holders and the Company are parties to the Series B Preferred Stock Purchase Agreement dated June 13, 1996 (the "SERIES B AGREEMENT").

     C. The Company and certain of the Purchasers are parties to the Registration Rights and Modification Agreement dated June 13, 1996 (the "PRIOR AGREEMENT").

     D. The Company and certain of the Purchasers are parties to the Series C Agreements.

     E. The Company and the Common Holder are parties to the Stock Exchange Agreement.

     F. In order to induce the Company and certain Purchasers to enter into the Series C Agreements and the Stock Exchange Agreement, the Purchasers and the Company desire to terminate the Prior Agreement and to enter into this Agreement which shall govern the rights of the Purchasers to cause the Company to register shares of Common Stock issuable to the Purchasers and certain other matters as set forth herein, and replace and supersede the Prior Agreement.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

          1.  Certain Definitions.  As used in this Agreement, the following
              -------------------
terms shall have the following respective meanings:

          "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "COMMON STOCK" shall mean the common stock of the Company.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "HOLDER" shall mean any holder, or an assignee under Section 14 hereof, of outstanding Registrable Securities.

          "INITIATING HOLDERS" shall mean any Holders who in the aggregate are Holders of fifty percent (50%) or more of the outstanding Registrable Securities (except that for the purposes of this Agreement, Bruncor Inc. shall not be an Initiating Holder).

          The terms "REGISTER", "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "PURCHASERS" shall mean the purchasers of Series A Preferred, Series B Preferred, Series C Preferred and Common Stock pursuant to the Series A Agreement, Series B Agreement, Series C Agreements, and Stock Exchange Agreement, respectively.

          "REGISTRABLE SECURITIES" shall mean shares of Common Stock (i) issued or issuable pursuant to the conversion of the Shares or exercise of warrants to purchase the Series C Shares, and (ii) issued in respect of securities issued pursuant to the conversion of the Shares upon any stock split, stock dividend, recapitalization, substitution, or similar event; provided, however, that Registrable Securities shall not include any (a) shares of Common Stock which have previously been registered, (b) shares of Common Stock which have previously been sold to the public, or (c) securities which would otherwise be Registrable Securities held by a Holder who is then permitted to sell all of such securities within any three (3) month period following the Company's initial public offering pursuant to Rule 144.

          "REGISTRABLE SERIES C SECURITIES" shall mean shares of Common Stock
(i) issued or issuable pursuant to the conversion of Series C Shares or exercise of warrants to purchase the Series C Shares and (ii) issued in respect of securities issued pursuant to the conversion of the Series C Shares upon any stock split, stock dividend, recapitalization, substitution, or similar event; provided, however, that Registrable Series C Securities shall not include any
(a) shares of Common Stock which have previously been registered, (b) shares of Common Stock which have previously been sold to the public, or (c) securities which would otherwise be Registrable Securities held by a Holder who is then permitted to sell all of such securities within any three (3) month period following the Company's initial public offering pursuant to Rule 144.

          "REGISTRATION EXPENSES" shall mean all expenses (excluding underwriting discounts and selling commissions) incurred in connection with a registration under Section 5 and Section 6 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, and the reasonable fees and expenses of one counsel for the selling Purchasers (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

          "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear or bearing the legend set forth in Section 3 hereof.

          "RULE 144" shall mean Rule 144 as promulgated under the Securities
Act.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

          "SERIES C SHARES" shall mean shares of the Company's Series C Preferred Stock and any shares of Series C Preferred Stock upon exercise of warrants therefor outstanding as of the date of this Agreement.

          "SHARES" shall mean (i) shares of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, (ii) any shares of Series C Preferred Stock upon exercise of warrants therefor outstanding as of the date of this Agreement and (iii) any shares of Common Stock held by the Common Holder acquired through the Stock Exchange Agreement.

          2.  Restrictions on Transferability.  The Restricted Securities held
              -------------------------------
by the Purchasers shall not be transferred except upon the conditions specified in this Agreement, which conditions are intended to insure compliance with the provisions of the Securities Act and to assist in an orderly distribution. Each Purchaser will cause any proposed transferee of Restricted Securities held by that Purchaser to agree to take and hold those securities subject to the provisions and upon the conditions specified in this Agreement.

          3.  Restrictive Legend.  Each certificate representing (i) the Shares,
              ------------------
and (ii) shares of the Company's Common Stock issued upon conversion of the Shares, and (iii) any other securities issued in respect of the Shares, or the Common Stock issued upon conversion of the Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION.

          Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received either the opinion referred to in Section 4(i) or the "no-action" letter referred to in Section 4(ii) to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws, unless any such transfer legend may be removed pursuant to Rule 144(k), in which case no such opinion or "no-action" letter shall be required, and provided that the Company shall not be obligated to remove any such legends prior to the date of the initial public offering of the Company's Common Stock under the Securities Act.

          4.   Notice of Proposed Transfers.  The holder of each certificate
               ----------------------------
representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 4. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 5, 6 and 8 hereof), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144 promulgated under the Securities Act or for a transfer to a holder's spouse, ancestors, descendants or a trust for any of their benefit, or in transactions involving the distribution without consideration of Restricted Securities by a holder to any of its partners or retired partners or to the estate of any of its partners or retired partners) by either (i) a written opinion of legal counsel to the holder who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (ii) a "no-action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the restrictive legend set forth in Section 3 above, except that such certificate shall not bear such restrictive legend after the date of the Company's initial public offering under the Securities Act if the opinion of counsel or "no-action" letter referred to above expressly indicates that such legend is not required in order to establish compliance with the Act or if such legend is no longer required pursuant to Rule 144(k).

          5.   Requested Registration.
               ----------------------

          (a) Request for Registration.  If the Company shall receive from:
              ------------------------

          (1) Initiating Holders a written request that the Company effect any registration with respect to the lesser of at least thirty percent (30%) of the Registrable Securities or that number of Registrable Securities which would result in an aggregate offering of at least $10,000,000, or

          (2) Holders of 50% of the Registrable Series C Securities (who, for the purposes of the remainder of this Agreement, shall also be deemed to be Initiating Holders), the Company will:

                    (i) promptly give written notice of the proposed registration to all other Holders; and

          (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to
                  --------
effect, or to take any action to effect, any such registration pursuant to this
Section 5:

          (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

          (B) More than three (3) years following the closing of the initial offering to the public of the Company's stock pursuant to a firm commitment registered underwriting for the account of the Company in which the aggregate gross proceeds received by the Company exceed $15,000,000 (the "PUBLIC OFFERING"); provided, however, that with respect to the right set forth in
Section 5(a)(2) only, in the event that the Company does not qualify for registration on Form S-3 in accordance with Section 8 of this Agreement and the right to request registration pursuant to Section 5(a)(2) has not been effected, than such right to request registration pursuant to Section 5(a)(2) shall continue to remain outstanding notwithstanding the forgoing three (3) year limitation; and provided further, however, that in no event shall the Company be obligated to effect, or take any action to effect, any such registration pursuant to Section 5(a)(2) more than seven (7) years following the Public Offering, or

                         (C) Prior to six (6) months following the closing of
the Public Offering;

provided further, that the Company shall not be obligated to effect, or to take
----------------
any action to effect, any such registration pursuant to:

          (D) (i) Section 5(a)(1) after the Company has effected two (2) such registrations pursuant to Section 5(a)(1) and such registrations have been declared or ordered effective and the sales of such Registrable Securities have closed; or (ii) Section 5(a)(2) after the Company has effected one (1) such registration pursuant to Section 5(a)(2) and such registrations have been declared or ordered effective and the sales of such Registrable Securities have closed.

          Subject to the foregoing clauses (A), (B), (C) and (D) the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing (but not more than once during any twelve month period) for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders.

          The registration statement filed pursuant to the request of the Initiating Holders, may, subject to the provisions of Section 5(b) below, include other securities of the Company which are held by officers or directors of the Company or which are held by persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but the Company shall have no right to include any of its securities in any such registration except as provided in Section 5(b) below.

          (b) Underwriting.  If the Initiating Holders intend to distribute the
              ------------
Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 5(a), and the Company shall include such information in the written notice referred to in
Section 5(a) above. The right of any Holder to registration pursuant to Section 5(a) shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder with respect to such participation and inclusion) to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities he holds.

          If officers or directors of the Company shall request inclusion of securities of the Company other than Registrable Securities in any registration pursuant to Section 5(a)(1), or if holders of securities of the Company who are entitled by contract with the Company to have securities included in such a registration (such officers, directors, and other shareholders being collectively referred to as the "OTHER PURCHASERS") request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such Other Purchasers in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Agreement. The Company shall (together with all Holders and Other Purchasers proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters (the "UNDERWRITER") selected for such underwriting by the Initiating Holders holding at least fifty percent (50%) of the Shares held by the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 5, if the Underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following priority:

               (i) with respect to a request for registration pursuant to
     Section 5(a)(1): first, among all Holders of Registrable Securities to the extent of not less than fifty percent (50%) of the Registrable Securities offered for sale in such offering (and pro rata among such holders on the basis of all Registrable Securities then held by such holders), provided that if the Underwriter determines that marketing factors require the sale of less than such amount, then the entire offering shall be composed of such Registrable Securities; and second, among all Other Purchasers in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such registration at the time of filing the registration statement; or

               (ii) with respect to a request for registration pursuant to
     Section 5(a)(2): first, among all Holders of Series C Registrable Securities to the fullest extent (and pro rata among such holders on the basis of such Series C Registrable Securities then held by such holders), provided that if the Underwriter determines that marketing factors require the sale of less than such amount, then the entire offering shall be composed of such Registrable Securities; and second, among all Other Purchasers in proportion, as nearly as practicable, to the respective amounts of securities which they had requested to be included in such registration at the time of filing the registration statement.

If any Holder or Other Purchaser disapproves of the terms of any such underwriting, such holder may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If the Underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

          6.   Company Registration.
               --------------------

          (a) If the Company shall determine to register any of its securities either for its own account or for the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule 145 transaction or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

          (i) promptly give to each Holder written notice thereof (which, to the extent then known, shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

          (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Registrable Securities specified in a written request or requests made by any Holder within fifteen (15) days after receipt of the written notice from the Company described in clause (b) above, except as set forth in Section 6(b) below. Such written request may specify all or a part of a Holder's Registrable Securities.

          (b) Underwriting.  If the registration of which the Company gives
              ------------
notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 6(a)(i). In such event the right of any Holder to registration pursuant to Section 6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Purchasers distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter selected for underwriting by the Company. Notwith standing any other provision of this Section 6, if the Underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, and (a) if such registration is the first registered offering of the Company's securities to the public, the Underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto, and (b) if such registration is other than the first registered offering of the sale of the Company's securities to the public, the Underwriter may (subject to the allocation priority set forth below) limit the number of Registrable Securities to be included in the secondary portion of the registration and underwriting to not less than fifty percent (50%) of the securities to be included therein. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting by persons other than the Company shall be allocated in the following priority: first, to Holders of Registrable Securities to the extent of fifty percent (50%) of the securities to be included therein (and pro rata among such Holders on the basis of all Registrable Securities then held by such Holders); and second, among all Other Purchasers and Holders in proportion, as nearly as practicable, to the respective amounts of securities, including Registrable Securities, which they had requested to be included in such registration at the time of filing the registration statement. If any Holder or Other Purchaser disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          7.   Expenses of Registration.  All Registration Expenses incurred in
               ------------------------
connection with any three (3) registrations or qualifications pursuant to
Section 5 of this Agreement and any registrations or qualifications pursuant to Sections 6 and 8 of this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by Initiating Holders, the registration statement does not become effective, unless such withdrawal is caused by a material adverse change in the business or operations of the Company after such request for registration, or unless the Initiating Holders agree to have such registration considered a registration pursuant to
Section 5(a)(1)(ii)(D) or Section 5(a)(2)(ii)(D), as applicable. If the Company is not required to pay any Registration Expenses, then the Holders and Other Purchasers requesting registration shall bear such Registration Expenses pro rata on the basis of the number of their shares so included in the registration request, and such registration shall not be considered a registration for purposes of Section 5(a)(1)(ii)(D) or 5(a)(2)(ii)(D), as applicable.

          8.   Registration on Form S-3.  The Company shall use its best efforts
               ------------------------
to qualify for registration on Form S-3, and to that end, the Company shall comply with the reporting requirements of the Exchange Act following the effective date of the first registration of any securities of the Company for a registered public offering. After the Company has qualified for the use of Form S-3, each holder of Registrable Securities shall have the right to request an unlimited number of registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such holder), subject only to the following limitations:

          (a) The Company shall not be obligated to cause a registration on Form S-3 to become effective prior to one hundred eighty (180) days following the effective date of a Company-initiated registration (other than a registration effected solely to qualify an employee benefit plan or to effect a business combination pursuant to Rule 145), provided that notice of such Company-initiated registration is given to Holders prior to receipt of a request from a holder of Registrable Securities for registration on Form S-3, and provided that the Company shall use its best efforts to achieve such effectiveness promptly following such one hundred eighty (180) day period;

          (b) The Company shall not be obligated to cause a registration on Form S-3 to become effective prior to expiration of one hundred eighty (180) days following the effective date of the most recent registration pursuant to a request by a holder of Registrable Securities under this Agreement or pursuant to a request by a holder of registration rights under any other agreement of the Company granting Form S-3 demand registration rights; provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly following such one hundred eighty (180) day period;

          (c) The Company shall not be required to effect a registration pursuant to this Section 8 unless the Holder or Holders requesting registration represent at least twenty-five percent (25%) or more of the outstanding Registrable Securities and propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $2,000,000;

          (d) The Company shall not be required to file more than one (1) such registration statement on Form S-3 during any 12-month period; and

          (e) The Company shall not be required to maintain and keep any such registration on Form S-3 effective for a period exceeding thirty (30) days from the effective date thereof. The Company shall give notice to all Holders and all holders of registration rights under any other agreement of the Company granting Form S-3 or similar demand registration rights of the receipt of a request for registration pursuant to this Section 8 and shall provide a reasonable opportunity for all such other holders to participate in the registration. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition. In the event the Underwriter determines that market factors require a limitation on the number of shares to be underwritten, then shares shall be excluded from such registration and underwritten pursuant to the method described in Section 6(b).

          9.  Registration Procedures.  In the case of each registration
              -----------------------
effected by the Company pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of such registration and as to the completion thereof. At its expense, the Company will:

          (a) Keep such registration effective for a period of thirty (30) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; and

          (b) Furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request; and

          (c) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 5 hereof, the Company will enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions, and provided further that if the underwriter so requests the underwriting agreement will contain customary indemnification and contribution provisions, and provided further that the Underwriter is reasonably acceptable to the Company.

          10.  Indemnification.
               ---------------

          (a) The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder, if Registrable Securities held by such Holder are included in the securities with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act including any rule or regulation thereunder applicable to the Company relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein.

          (b) Each Holder and Other Purchaser will, if Registrable Securities or other securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers and agents and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, each other such Holder and Other Purchaser and each of their officers, directors and partners, and each person controlling such Holder or Other Purchaser, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company and such Holders, Other Purchasers, directors, officers, agents, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating of defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Purchaser and stated to be specifically for use therein; provided, however, that the obligations of such Holders and Other Purchasers hereunder shall be limited to an amount equal to the proceeds received by each such Holder or Other Purchaser for securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 10 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

          11.  Information by Holder.  Each Holder and each Other Purchaser
               ---------------------
holding securities included in any registration shall furnish to the Company such information regarding such Holder or Other Purchaser as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

          12.  Rule 144 Reporting.  With a view to making available the benefits
               ------------------
of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

          (a) Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements;

          (c) So long as a Purchaser owns any Restricted Securities, furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

          13.  No-Action Letter or Opinion of Counsel in Lieu of Registration.
               --------------------------------------------------------------
Notwithstanding anything in this Agreement to the contrary, if at any time after the date of the Company's initial public offering of its securities under the Securities Act the Company shall have obtained from the Commission a "no-action" letter in which the Commission has indicated that it will take no action if, without registration under the Securities Act, any Holder disposes of Registrable Securities covered by any request for registration made under this Agreement in the manner in which such Holder proposes to dispose of the Registrable Securities included in such request, or if in the opinion of counsel for the Company concurred in by counsel for such Holder no registration under the Securities Act is required in connection with such disposition, the Registrable Securities included in such request shall not be eligible for registration under this Agreement; provided, however, with respect to any Holder who may deemed to be an "affiliate," as that term is defined under Rule 144, if, notwithstanding the opinion of such counsel, the Holder is unable to dispose of all of the Registrable Securities included in his request in the manner in which such Holder so proposes without registration, the Registrable Securities included in such request shall be eligible for registration under this Agreement.

          14.  Transfer or Assignment of Registration Rights.  The rights to
               ---------------------------------------------
cause the Company to register Purchaser's securities granted to Purchaser by the Company under Sections 5, 6 and 8 hereof may be transferred or assigned by Purchaser to a transferee or assignee of any of the Restricted Securities; provided that the Company is given written notice by Purchaser at the time of said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided further that the transferee or assignee of such rights assumes the obligations of a Purchaser under this Agreement; and provided further that the transferee or assignee of such rights is transferred at least twenty percent (20%) of the Registrable Securities originally issued to Purchaser.

          15.  Subsequent Grant of Registration Rights.  The Company shall not
               ---------------------------------------
grant rights to have securities other than the Registrable Securities registered under the Securities Act that are pari passu or superior to the registration
                                  ----------
rights granted herein without the written consent of the holders of at least a majority of the outstanding Registrable Securities.

          16.  "Market Stand-off" Agreement.  Each Purchaser agrees, if
               ----------------------------
requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by Purchaser during a period of time determined by the Company and its underwriters (not to exceed 180 days) following the effective date of a registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company who then hold Common Stock (or other securities) of the Company enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or securities) subject to the foregoing restriction until the end of said period.

          17.  Right of First Refusal.
               ----------------------

          (a) New Issuances.  The Company hereby grants to the Holders the right
              -------------
of first refusal (the "RIGHT OF FIRST REFUSAL") to purchase, pro rata, all (or any part) of "NEW SECURITIES" (as defined in this Section 17) that the Company may, from time to time propose to sell and issue. Such pro rata share, for purposes of this right of first refusal, is the ratio of (X) the sum of the number of shares of Common Stock then owned by such Holder and the number of shares of Common Stock issuable upon the conversion of the Shares then owned by such Holder, to (Y) the sum of the total number of shares of Common Stock then outstanding and the total number of shares of Common Stock issuable upon the conversion of the total number of shares then outstanding. This right of first refusal shall be subject to the following provisions:

          (i) "NEW SECURITIES" shall mean any Common Stock and Preferred Stock
               --------------
of the Company whether or not authorized on the date hereof, and rights, options, or warrants to purchase Common Stock or Preferred Stock and securities of any type whatsoever that are, or may become, convertible into Common Stock or Preferred Stock; provided, however, that "NEW SECURITIES" does not include the shares of Common Stock and Preferred Stock issued or issuable:

          (A) upon conversion of shares of Preferred Stock (i) outstanding as of the date hereof or (ii) acquired upon exercise of any warrants to Preferred Stock outstanding as of the date hereof;

          (B) as a dividend or distribution on Preferred Stock or as a result of any event for which adjustment is made pursuant to any antidilution adjustments made pursuant the Company's Articles of Incorporation;

          (C) to officers, directors and employees of, and consultants to, the Company pursuant to the Company's 1995 Stock Option Plan or such other arrangement approved by the Company's Board of Directors (up to an additional 2,300,000 shares after the date hereof, with such 2,300,000 limitation not applicable to any shares of Common Stock issued or issuable upon exercise of any option, warrant or other right issued, granted or outstanding on or prior to the date hereof);

          (D) upon exercise of any option, warrant or other right issued, granted or outstanding on or prior to the date hereof; or

          (E) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, or recapitalization by the Company.

          (F) by way of dividend or other distribution on shares of Common Stock excluded by the foregoing clause(s) (A), (B), (C), (D) and (F).

          (ii) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Holder shall have twenty
(20) business days after receipt of such notice to agree to purchase its pro rata share of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any Holder fails to agree to purchase its full pro rata share within such twenty (20) business day period, the Company will give the Holders who did so agree (the "ELECTING HOLDERS") notice of the number of shares which were not subscribed for. Such notice may be by telephone if followed by written confirmation within two days. The Electing Holders shall have ten (10) business days from the date of such notice to agree to purchase pro rata all of the New Securities not purchased by such non-purchasing Holders.

          (iii) In the event that the Holders fail to exercise in full the right of first refusal within the twenty (20) business plus ten (10) business day period specified above, the

Company shall have one hundred twenty (120) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities respecting which the rights of the Holders were not exercised at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice. In the event the Company has not sold the New Securities within such one hundred twenty (120) day period (or sold and issued New Securities in accordance with the foregoing within sixty
(60) days from the date of such agreement) the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Holders in the manner provided above.

               (iv) The Right of First Refusal granted under this Section 17 shall expire immediately prior to the Public Offering.

          (v) This Right of First Refusal is nonassignable except to any transferee to whom registration rights may be transferred pursuant to Section 15 of this Agreement.

          (vi) This Right of First Refusal shall terminate as to any Holder (or any transferee or assignee of such Holder) at such time as such Shareholder ceases to own any Shares or Common Stock issuable upon conversion of the Shares.

          18.  Governing Law.  This Agreement and the legal relations between
               -------------
the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

          19.  Entire Agreement.  This Agreement constitutes the full and entire
               ----------------
understanding and agreement between the parties regarding rights to registration and terminates the Prior Agreement. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          20.  Notices, Etc.  All notices and other communications required or
               -------------
permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at the address set forth on Exhibit A attached hereto, or at
                                               ---------
such other address as the Purchaser shall have furnished to the other parties hereto in writing, or (b) if to any other holder of any securities, at such address as such holder shall have furnished the other parties hereto in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at the address of its principal offices set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to the other parties hereto in writing.

          21.  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          22.  Amendments.  Any provision of this Agreement may be amended,
               ----------
waived or modified upon the written consent of the Company, and the Purchasers (or their assignees to whom Purchasers have expressly assigned their rights in compliance with Section 14 hereof) who then hold (a) at least fifty percent (50%) of the Registrable Securities then held by persons entitled to registration rights hereunder, and (b) at least seventy-five percent (75%) of the Series C Registrable Securities then held by persons entitled to registration rights hereunder, (except with respect to Section 15, as to which any amendment, waiver or modification shall require the approval of not less than a majority of such Registrable Securities); provided any such amendment,
                                                 --------
waiver or modification applies by its terms to each applicable Purchaser and each such assignee of a Purchaser and that Purchaser or such assignee of Purchaser may waive any of such Holder's rights or the Company's obligations hereunder without obtaining the consent of any other Purchaser or assignee;

provided further, that Exhibit A hereto shall be automatically amended to add
----------------       ---------
thereto (i) any Purchaser that executes this Agreement subsequent to the date hereof with the consent of the Company's Board of Directors, and (ii) any warrant holder who receives a warrant to purchase the Company's equity securities in connection with an equipment lease or debt transaction unanimously offered by the Company's Board of Directors.



                             [intentionally blank]

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

                              GENESYS TELECOMMUNICATIONS LABORATORIES


                              By: /s/ Gregory Shenkman
                                  ------------------------------------------
                                  Gregory Shenkman, Chief Executive Officer

                    Address:  1155 Market Street
                              San Francisco, CA  94103


                              PURCHASER

                              MCI Telecommunications Corporation
                              -----------------------------------------------
                              (Print Name of Purchaser)


                              /s/ John W. Gerdelman
                              -----------------------------------------------
                              (Signature of Purchaser or Authorized Signatory)


                              John W. Gerdelman, Executive Vice President
                              -----------------------------------------------
                              (Print Name and Title of Authorized Signatory)


               Address:       1801 Pennsylvania Ave., N.W.
                              -----------------------------------------------
                              Washington, D.C. 20006
                              -----------------------------------------------

                                   EXHIBIT A
                                   ---------


Series A Holders
----------------
Benchmark Capital Partners, L.P.
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

Benchmark Founders' Fund, L.P.
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

John Chambers
Cisco Systems, Inc.
255 West Tasman Drive
San Jose, CA  95134-1706

Denware, Warren Handelgesellschaft MBH TSD
Schillerstrasse 7
45964 Gladbeck
Germany

James Jordan
2507 Sixteenth Avenue
Carmel, CA  93923

RJ Family Trust
309 Eleanor Avenue
Los Altos, CA 94022

Ori S. Sasson
2 Irving Court
Orinda, CA  94563

WS Investments 96A
c/o Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

Series B Holders
----------------
Benchmark Capital Partners, L.P.
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

Benchmark Founders' Fund, L.P.
2480 Sand Hill Road, Suite 200
Menlo Park, CA  94025

Weiss Peck & Greer Venture Associates III, L.P.
c/o Weiss Peck & Greer
555 California Street, Suite 4760
San Francisco, CA 94104

WPG Enterprise Fund II, L.P.
c/o Weiss Peck & Greer
555 California Street, Suite 4760
San Francisco, CA 94104

Series C Holders
----------------
MCI Communications Corporation
1801 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attn: John W. Gerdelman

Intel Corporation
2625 Walsh Avenue
Santa Clara, CA  95052
Attn:  Guy Anthony

Common Holder
-------------
Bruncor Inc.
One Brunswick Square
Saint John, New Brunswick
Canada E2L 41 A
Attn: C. Reid Parker